Exhibit 99.1

Memo

To:	Board of Directors and Executive Officers

From:	Todd W. Buchardt

Date:	October 23, 2009

Subject:	Trading Blackout for Voyager Common Stock
Voyager Learning Company (the “Company”) is removing Voyager Learning Company stock as an investment option in the Company’s Profit Sharing Retirement Fund (“401(k) Plan”). As a result of this termination of this investment option, employees who held shares in the 401(k) Plan will have their shares automatically reallocated to another investment option. However, during a brief period in which the transfer will occur, the 401(k) Plan participants will not be able to trade these securities. Thus, a blackout period is required for the Board of Directors and Executive Officers under Section 306 of Sarbanes Oxley.
This is to provide you with notice of a blackout period that will become effective November 13, 2009, and is expected to end during the week of November 22, 2009 (the “Blackout Period”). During the Blackout Period, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring Voyager common stock or other equity securities, such as stock options. This prohibition also applies to all Voyager common stock that may be allocated to your accounts under the 401(k) Plan, and you will not be able to purchase, sell, acquire, or transfer, or make any other changes to an account involving Voyager common stock held under the 401(k) Plan. There are a few limited exceptions to this rule but I am not aware of any that would be applicable to our Board or Executive Officers. If any of you would like to discuss these exceptions, please call me at your convenience.
If you have any questions, please call me.

206 E. Washington, Suite B, Ann Arbor, Michigan 48104 tel: 734.222.7521 email: tbuchardt@voyagercompany.com